EXHIBIT 10(g)  Engagement agreement between the Company and Dennis
               K. Rodman, Inc.

               ESTELLE REYNA, INC. ENGAGEMENT LETTER

This engagement agreement ("Agreement") is made and entered into as of July 14, 2003 by and between Estelle Reyna, Inc., a Nevada
Corporation ("the Company) and Dennis K. Rodman, Inc. ("the
Client") with respect to the following:

Whereas, the Client wishes to retain the Company to regain ownership of the domain "DennisRodman.com", design and host a two
(2) web sites (www.dennisrodman.com and www.drodman.com) and market such web sites using a combination of online and offline marketing strategies.

Whereas, the Client represents and warrants that he has full authority to act on behalf of "Dennis Rodman" and "Dennis K.
Rodman, Inc." in regards to all items outlined within this Agreement

NOW, THEREFORE in consideration of the herein stated premises and such other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

A. The Company shall design Client's web site based on information supplied to the Company by the Client (articles, pictures, etc.).

B. The Company shall drive traffic to Client's web site via media buys, strategic link placements and/or any/all other means at the Company's sole discretion.

C. The Company shall update the web site on an ongoing basis as part of its equity position in the web project.

D. The Company shall provide the Client with a link to third party web statistics company Alexa Research (www.alexa.com) to independently track the progress of its web ranking.

E. The Company shall handle all integration of e-commerce features into the DennisRodman.com web site, including a payment system for orders of online merchandise and the development of an interactive, custom branded, "Dennis Rodman" screen saver.

F. All uses of the name Dennis Rodman name, likeness and mark shall be subject to Client's approval not to be unreasonably withheld.

G. All merchandise agreements shall be subject to our prior written approval not to be unreasonably withheld.

H. After the initial two year term, each renewal shall be for one year at a time.

I. Any disputes shall be resolved by the binding AAA arbitration in California.

J. Total compensation for services rendered shall be made payable to Estelle Reyna, Inc. as follows:
* 30% of the profit margin on all merchandising sales as outlined in Appendix A. All additional merchandise items shall carry the same commission based compensation of 30% of profit margin.
* 40% on all Company originated revenue streams including but not limited to: online advertising sales, merchant affiliation revenue, search revenue, etc.
* Since the Company will manage the online ordering process, the Company shall forward the remaining 100% of all merchandise sales receipts minus a 30% commission calculated upon the profit margin on each item as outlined in Appendix A, and 60% of all advertising affiliation and search revenue to a Client designated account no later than by the 15th of each month for all activity generated during the prior month.
* In the event Client decides to sell or assign the web property DennisRodman.com to a third party, the Company shall be entitled to a 30% share of all sales proceeds, or its 30% equity ownership shall carry over to the new owner of the web property. "Web property" shall be defined as "all Dennis Rodman property and content available via the Internet, including web site(s), screen saver(s), domain name(s) and any and all e-commerce relationships". Alternatively, Dennis K. Rodman shall be entitled to buy out all rights to web properties and forego future commission in exchange of a one-time lump sum payment of $10,000 to Estelle Reyna Inc.
* It is understood that Estelle Reyna, Inc.'s revenue and commission participation is limited to revenues and commissions generated directly from the web sites referenced herein

K. The Client shall provide the Company with supplier invoices showing acquisition costs for all items purchased with the intent of resale on web site (photos, basketballs, jerseys, videos, DVDs and any other item or memorabilia).

L. The Client shall be responsible for all merchandise fulfillments and merchandise returns.

M. The Company shall be responsible for all issues relating to advertising sales and merchant affiliations.

N. This Agreement supersedes any and all prior agreements whether written or oral between the Parties. No other agreement, either expressed or implied, exists with respect to the subject matter discussed herein.

O. This agreement may be executed in one or more counterparts, each of which shall constitute an original.

P. The initial term of this Agreement shall be 2 years.  The
Agreement shall automatically renew unless cancelled in writing by either party with a 90 day advance notice.

Q. The Parties to this Agreement hereby agree that the laws of the State of California shall apply with respect to the terms and conditions of this Agreement.

In witness hereof, the parties hereby agree to the terms as outlined above.

Estelle Reyna, Inc.                   Dennis K. Rodman
/s/ Dominique Einhorn                 /s/ Dennis K. Rodman
By: Dominique Einhorn                 By: Dennis K. Rodman

APPENDIX A

As outlined by Darren Prince (Prince Marketing Group) in email dated 06/18/2003 "You" refers to Estelle Reyna Inc.

With Dennis for example most photos have to be licensed by the NBA and our cost is $2.00 per photo with the NBA hologram.

Example Dennis 8x10 photographs sell for $40.00-$50.00 (We would give you 15% of the gross and Dennis would keep the rest)

On signed basketballs we would sell them for $90.00-$100.00 and again you would get 15% of the gross and Dennis would keep the rest.

On signed jerseys we would sell them for $225.00-$250.00 (The jerseys alone are $125) and once again you would get 15% and Dennis would keep the rest

Then we have, a long sleeve t-shirt license deal (That looks like Dennis Rodman's body as it has all his tattoos down the arms and on the chest and back that he actually has on his body) that we are finalizing right now where Dennis gets 40% of the gross and they will sell for $20.00. So Dennis will get $8.00 and we would give you 15% of that.

We also have the Dennis Rodman Strippers Ball video and DVD of over a dozen parties that Dennis hosted over the past two years. Kind of like a "Girls Gone Wild" type theme. They sell for $19.95 and Dennis gets 20% royalty ($4.00) of which you would get 15% of that.

We can manufacture a ton of stuff and just signed on with a licensing company that is going to expand this like crazy. It would be great to have 25 items to choose from.

APPENDIX B

Estelle Reyna, Inc. changed its corporate name to Karma Media, Inc. as of August 26, 2003. More information about the name change can be found at http://biz.yahoo.com/iw/030826/056857.html

In witness hereof the parties hereby agree to assign and transfer the original engagement letter entered into between Estelle Reyna Inc. and Dennis K. Rodman on July 14 2003 to Karma Media, Inc. All items in the engagement letter besides the name change to Karma Media, Inc, shall remain the same.


Estelle Reyna, Inc.                   Dennis K. Rodman
/s/ Dominique Einhorn                 /s/ Dennis K. Rodman
By: Dominique Einhorn                 By: Dennis K. Rodman